EXHIBIT (C)(4)
Presentation to Presentation to United Tennessee Bankshares, Inc. United Tennessee Bankshares, Inc. April 12, 2005 April 12, 2005

1.Valuation Analysis
2.Pro Forma Analysis

Triangle Capital Partners

Triangle Capital Partners, LLC
3600 Glenwood Avenue, Suite 104
Raleigh, NC 27612
Fax: (919) 719 - 4777
www.trianglecapitalpartners.com

Financial Institutions

John Schramm
Managing Director
Phone: (919) 719 - 4783
jschramm@trianglecapitalpartners.com

Bill Wagner
Managing Director
Phone: (919) 719 - 4782
wwagner@trianglecapitalpartners.com

Mike Patterson
Managing Director
Phone: (919) 719 - 4786
mpatterson@trianglecapitalpartners.com

Matt Paramore
Analyst
Phone: (919) 719 - 4785
mparamore@trianglecapitalpartners.com

TRIANGLE CAPITAL PARTNERS
Investment Bankers

1. Valuation Analysis

Methodologies To establish a range of fair value for the common stock of United Tennessee Bankshares, Inc. "UTBI", Triangle Capital Partners utilized three valuation methodologies: Comparison to market multiples of selected peer groups Premium to market analysis Discounted dividend analysis In addition, Triangle Capital Partners reviewed the historic trading activity of UTBI's common stock Triangle Capital Partners reconciled the results of these analyses to establish a range of fair values for UTBI

Financial Institution Indexed Market Performance *As of the market close on 03/31/2005 Source: SNL Financial, LC

Small Company Indexed Market Performance *As of the market close on 03/31/2005 Source: SNL Financial, LC

UTBI 3-Year Price / Volume Analysis *As of the market close on 03/31/2005Source: SNL Financial, LC

UTBI Stock Trading Activity

	Date	Closing Price	Volume	Date	Closing Price	Volume	Date	Closing Price	Volume	
	3/31/2005	$18.65	3,400	11/23/2004	$20.52	2,300	7/22/2004	$18.07	700	
	3/29/2005	$18.65	3,702	11/18/2004	$18.25	500	7/20/2004	$19.68	800	
	3/28/2005	$18.65	200	11/9/2004	$19.11	200	7/13/2004	$20.00	100	
	3/23/2005	$19.31	500	10/28/2004	$20.25	100	7/7/2004	$18.72	300	
	3/21/2005	$20.05	2,500	10/14/2004	$20.00	525	6/30/2004	$18.42	1,100	
	3/18/2005	$18.80	100	10/5/2004	$19.90	100	6/28/2004	$17.75	200	
	3/11/2005	$18.81	133	10/4/2004	$20.00	100	6/25/2004	$19.00	2,086	
	3/9/2005	$19.61	600	10/1/2004	$19.00	450	6/18/2004	$18.93	700	
	2/22/2005	$19.25	100	9/30/2004	$19.52	400	6/17/2004	$17.72	3,300	
	2/17/2005	$19.15	200	9/28/2004	$18.20	400	6/15/2004	$17.50	1,700	
	2/14/2005	$19.65	100	9/24/2004	$19.25	900	**6/14/2004**	**$16.50**	**2,000**	← Low
	2/9/2005	$19.45	400	9/23/2004	$18.73	200	6/9/2004	$17.50	100	
	2/8/2005	$19.65	100	9/14/2004	$18.25	525	6/8/2004	$17.50	700	
	2/1/2005	$19.30	200	9/8/2004	$18.65	120	6/7/2004	$17.46	1,178	
	1/19/2005	$19.92	700	9/7/2004	$17.85	400	5/17/2004	$17.00	200	
	1/11/2005	$19.68	225	9/3/2004	$17.90	100	5/12/2004	$16.73	200	
	1/7/2005	$19.68	901	9/2/2004	$17.60	104	5/11/2004	$17.00	1,639	
	12/29/2004	$20.50	2,305	8/27/2004	$17.30	600	5/10/2004	$17.50	100	
	12/28/2004	$19.75	100	8/20/2004	$17.25	200	5/7/2004	$18.22	1,000	
	12/23/2004	$18.59	1,075	8/13/2004	$17.25	500	4/26/2004	$18.01	550	
	12/14/2004	$20.49	1,000	8/9/2004	$16.59	100	4/20/2004	$18.48	200	
	12/13/2004	$19.42	1,200	8/6/2004	$17.25	200	4/19/2004	$18.73	482	
	12/8/2004	$20.28	100	8/3/2004	$17.15	1,000	4/16/2004	$18.60	1,600	
	12/3/2004	$20.50	100	8/2/2004	$16.80	200	4/15/2004	$18.75	100	
High →	**11/24/2004**	**$20.71**	**100**	7/23/2004	$17.50	3,780	4/6/2004	$19.15	200	

	Shares Traded	Price: Low	Price: Weighted Average	Price: High	Earliest Trade
Last 5 trades	10,302	$18.65	$19.02	$20.05	3/21/2005
Last 10 trades	11,935	$18.65	$19.05	$20.05	2/17/2005
Last 20 trades	17,541	$18.59	$19.31	$20.50	12/23/2004
Last twelve months	55,280	$16.50	$18.60	$20.71	4/6/2004

* As of the market close on 03/31/2005

Source: SNL Financial, LC and TCP calculations

5

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Analysis of Trading History

Price Range		Last 12 Months Shares	Last 12 Months % Total Shares	Last 6 Months Shares	Last 6 Months % Total Shares	Last 90 Days Shares	Last 90 Days % Total Shares
$20.50	$20.99	4,805	9%	4,805	19%	2,305	14%
$20.00	$20.49	4,425	8%	4,325	17%	2,500	15%
$19.50	$19.99	4,026	7%	3,226	13%	2,626	16%
$19.00	$19.49	6,436	12%	3,250	13%	1,400	9%
$18.50	$18.99	12,112	22%	8,610	35%	7,535	46%
$18.00	$18.49	4,975	9%	500	2%	0	0%
$17.50	$17.99	10,484	19%	0	0%	0	0%
$17.00	$17.49	5,517	10%	0	0%	0	0%
$16.50	$16.99	2,500	5%	0	0%	0	0%
Total		**55,280**	100%	**24,716**	100%	**16,366**	100%
Weighted Average		**$ 18.60**		**$ 19.49**		**$ 19.36**	
Days Traded		**75**		**34**		**18**	
Days Not Traded		**175**		**92**		**46**	
Avg. Daily Volume		**737**		**727**		**909**	



LTM
6 Months
90 Days
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
$18.00-$18.49
$18.50-$18.99
$19.00-$19.49
$19.50-$19.99
$20.00-$20.49

* As of the market close on 03/31/2005

Source: SNL Financial, LC and TCP calculations

6

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Selection of Peer Groups To help establish the range of fair value for the common stock of UTBI, Triangle Capital Partners reviewed the trading prices of the following peer groups: All publicly traded thrifts nationwide as identified by SNL Financial, LC All Southeast thrifts All thrifts nationwide with assets between $100 million and $200million All thrifts nationwide with market capitalizations between $15 million and $35 million All thrifts nationwide with returns on average assets between 1.40% and 1.80% All thrifts nationwide with returns on average equity between 10.0% and 12.0% All thrifts nationwide with ratios of tangible equity / tangibleassets between 12% and 20% The following pricing ratios for each peer group were reviewed: Price / book value Price / tangible book value Price / earnings -reported last twelve months Price / earnings - core*last twelve months Core earnings are net income minus after tax net non-operating income

Comparison to Thrift Industry Median Ratios

	All U.S. Thrifts*	UTBI
Company Financials	278 Thrifts	
Total Assets ($mil)	$331	$123
Tangible Equity/Assets %	9.0%	14.5%
NPAs/Assets %	0.34%	0.62%
ROA %	0.72%	1.58%
ROE %	7.1%	10.9%
Efficiency Ratio %	66%	51%
Pricing Ratios		
Price/Book Value %	141%	
Price/Tangible BV %	155%	
Price/LTM Earnings x	16.8x	
Price/LTM Core Earnings x	17.4x	
Price/2005E Earnings x	14.7x	
Dividend Yield %	2.2%	
Market Value ($mil)	$53	

* Median ratios for publicly traded thrifts

Source: SNL Financial, LC as of 03/31/2005

- The typical publicly traded thrift is larger than UTBI, has less capital, and is less profitable
- UTBI has a higher level of non-performing assets than the median for U.S. thrifts
- The typical publicly traded thrift is trading for 140%-155% of book value and tangible book value and approximately 17 times LTM earnings

8

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Comparison to Southeast Thrifts

	Southeast Thrifts*	UTBI
Company Financials	28 Thrifts	
Total Assets ($mil)	$158	$123
Tangible Equity/Assets %	10.7%	14.5%
NPAs/Assets %	0.64%	0.62%
ROA %	0.60%	1.58%
ROE %	4.1%	10.9%
Efficiency Ratio %	71%	51%
Pricing Ratios		
Price/Book Value %	138%	
Price/Tangible BV %	138%	
Price/LTM Earnings x	22.3x	
Price/LTM Core Earnings x	22.8x	
Price/2005E Earnings x	25.1x	
Dividend Yield %	2.1%	
Market Value ($mil)	$25	

* Median ratios for publicly traded thrifts

Source: SNL Financial, LC as of 03/31/2005

- Southeastern thrifts are typically smaller, with higher capital and lower profitability
- UTBI is similar in size, but has higher capital and is more profitable
- Southeastern thrifts tend to trade a lower price to book value ratios and higher price to earnings ratios than the industry as a whole

9

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Comparison to Nationwide Peer Groups based on Size

	Thrifts* Assets 100MM - 200MM	Thrifts* Market Cap 15MM - 35MM	UTBI
Company Financials	56 Thrifts	56 Thrifts	
Total Assets ($mil)	$136	$189	$123
Tangible Equity/Assets %	10.8%	10.3%	14.5%
NPAs/Assets %	0.56%	0.66%	0.62%
ROA %	0.66%	0.57%	1.58%
ROE %	5.5%	5.3%	10.9%
Efficiency Ratio %	72%	73%	51%
Pricing Ratios			
Price/Book Value %	113%	119%	
Price/Tangible BV %	116%	123%	
Price/LTM Earnings x	18.1x	18.9x	
Price/LTM Core Earnings x	18.9x	19.5x	
Price/2005E Earnings x	NA	NA	
Dividend Yield %	2.0%	2.5%	
Market Value ($mil)	$21	$24	

* Median ratios for publicly traded thrifts

Source: SNL Financial, LC as of 03/31/2005

- Smaller thrifts tend to have higher levels of capital and lower profitability than the typical publicly traded thrift
- UTBI has a higher level of capital and profitability than these peer groups

- Smaller thrifts typically trade at a discount to the market in terms of price / book value ratios
- Smaller thrifts typically have similar price to book value and price to tangible book value ratios due to a limited amount of intangible assets
- Smaller thrifts typically trade at higher than average price to earnings ratios

10

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Comparison to Nationwide Peer Groups based on Profitability Thrifts with above average profitability tend to be much larger in size UTBI is much smaller than the medians for these peer groups UTBI has a much higher level of capital than the medians for these peer groups Thrifts with above average profitability tend to trade at higher price to book value ratios, but lower price to earnings multiplesThrifts*ROAROE1.4 0%10.0%- 1.80%- 12.0%UTBICompany Financials8 Thrifts26 ThriftsTotal Assets ($mil)$738$801$123Tangible Equity/Assets %9.3%7.1%14.5%NPAs/Ass ets %0.12%0.35%0.62%ROA %1.55%0.99%1.58%ROE %13.2%11.0%10.9%Efficienc y Ratio %47%57%51%Pricing RatiosPrice/Book Value %155%151%Price/Tangible BV %177%166%Price/LTM Earnings x14.0x14.6xPrice/LTM Core Earnings x14.0x14.9xPrice/2005E Earnings x13.0x13.0xDividend Yield %2.9%2.2%Market Value ($mil)$190$103* Median ratios for publicly traded thrifts Source: SNL Financial, LC as of 03/31/2005

Comparison to Nationwide Peer Groups based on Capital Level

	Thrifts* T. Equity 12.0% - 20.0%	UTBI
Company Financials	38 Thrifts	
Total Assets ($mil)	$195	$123
Tangible Equity/Assets %	14.5%	14.5%
NPAs/Assets %	0.25%	0.62%
ROA %	0.69%	1.58%
ROE %	4.9%	10.9%
Efficiency Ratio %	68%	51%
Pricing Ratios		
Price/Book Value %	121%	
Price/Tangible BV %	135%	
Price/LTM Earnings x	20.5x	
Price/LTM Core Earnings x	24.9x	
Price/2005E Earnings x	25.7x	
Dividend Yield %	2.1%	
Market Value ($mil)	$34	

* Median ratios for publicly traded thrifts

Source: SNL Financial, LC as of 03/31/2005

- Highly capitalized thrifts tend to be smaller in size than the average thrift
- UTBI is much more profitable than the typical overcapitalized thrift

- Thrifts with high levels of capital trade at lower price to book value ratios, but they trade at above average price to earnings multiples

12

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Comments on Trading Market Conditions The data clearly indicates that smaller thrifts tend to trade atlower price to book value ratios Thrifts with above average profitability then to trade at higherprices based on book value, but they trade at lower price to earnings multiples Thrifts with above average profitability are typically much larger than UTBI The data also indicates that highly capitalized thrifts trade atlower price to book value ratios Investors generally consider small, over- capitalized thrifts to trade primarily on book value rather than earnings

Guideline Company Selection We reviewed all thrifts identified as public companies by SNL Financial, LC and selected a group of thrift institutions that met the following criteria (the "Guideline Companies"): Total assets between $50 million and $500 million Return on average equity of greater than 8.0% Tangible equity to tangible assets of greater than 8.0% Non-performing assets / total assets of less than 1.50% We excluded companies that: Were mutual holding companies Did not have available pricing ratios Were targets of merger transactions The criteria resulted in the selection of 11 Guideline Companies

Financial Comparison to Guideline Companies

	United Tennessee Bankshares	Guideline Companies
Balance Sheet Ratios		
Total Assets ($MM)	$123	$226
Net Loans / Assets	64.3%	83.0%
Deposits / Assets	82.3%	76.7%
Borrowings / Assets	-	11.7%
GAAP Tangible Equity / Assets	14.5%	10.8%
Profitability Ratios		
Interest Rate Margin	4.50%	3.71%
Non-interest Income / Average Assets	0.41%	0.58%
Non-interest Expense / Average Assets	2.48%	2.68%
Efficiency Ratio	51.2%	60.7%
ROA	1.58%	1.10%
ROE	10.9%	10.3%
Reserves & Asset Quality		
LLR / Loans	1.23%	0.85%
NPL's / Loans	0.80%	0.52%
NPA's / Assets	0.62%	0.45%
LLR / NPA's	69.8%	113.7%
Other		
Insider Ownership	28.8%	26.3%
Institutional Ownership	2.6%	4.2%
Deposits / Branch ($MM)	$34	$39

* Median ratios for publicly traded thrifts (LTM 12/31/2004)

Source: SNL Financial, LC as of 03/31/2005

15

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Pricing Ratios for Guideline Companies Source: SNL Financial, LC and TCP calculations EAvgPrice/TotalClsgxDailyMk t.Price/Tang.Divid.LTMLTME ffic.Tang.NPAs/AssetsPricecVo l.Cap.BookBookYieldROAAR OAERatioCapitalAssetsState/C ompanyStSymbol($mil)$h(000s )($mil)RepCore%%%%%% %% Guideline Companies as of 03/31/2005ASB Financial Corp.OHASBP17322.00O137 18.618.82012012.71.2111.45 610.80.47CKF Bancorp Inc.KYCKFB15416.25B12412 ..412.41361463.71.2211.7471 0.30.72Community Financial Corp.VACFFC37922.44O147 13.213.21501502.01.0412.46 28.20.18Farnsworth Bancorp Inc.NJFNSW10119.25B0131 7.518.21381380.50.638.5749. 00.45First Bancshares Inc.MOFBSI26021.24O23312 ..012.11191210.81.1010.5631 0.8NA First Community Bank Corp.FLFCFL22624.11O2512 9.829.82312360.00.969.0601 0.10.06Great American BancorpILGTPS16031.25B1 2317.217.51301341.40.928.4 7410.8NA Horizon Financial Svcs Corp.IAHZFS10715.00B1129 ..99.997971.81.1910.36111.3N A Park Bancorp Inc.ILPFED26830.25O03211. 314.71031032.41.1310.16311 ..71.20Perpetual Federal Savings BankOHPFOH35428.65B071 14.014.01371373.41.559.929 14.6NA River Valley BancorpINRIVR27421.74O13 415.015.11561573.50.9610.8 588.10.41High1137927129.829. 82312363.71.5512.47414.61.203 rd Quartile1127114217.317.81531 533.01.2011.16311.00.60Median 1122613314.014.71371382.01.10 10.36110.80.451st Quartile1115712412.212.81241 271.10.969.4579.50.30Low1110 10129.99.997970.00.638.4298.10 ..06United Tennessee Bankshares, Inc.TNUTBI1231.5810.95114.5 0.62CompanyTrading MarketPricing MultiplesLTMFinancial RatiosEarnings RatiosPrice To

Observations on Guideline Companies The Guideline Companies consist of 11 thrifts which are smaller than the average actively traded thrift, have higher levels of capital, and are more profitable The median pricing ratios for these Guideline Companies on a price to book value and price to earnings basis are lower than national medians Perpetual Federal is very comparable to UTBI in terms of capitallevel and profitability The Guideline Companies support the position that smaller, highly capitalized thrifts tend to trade more on book value than earnings Small thrifts are perceived to have a high level of earnings volatility which can be attributed in part to interest rate risk

Valuation of UTBI Based on Guideline Companies(1) 18 (1) Pricing for UTBI implied by ratios of the 11 peers selected Blue bars represent the inter-quartile range, medians boxed 3rdQuartile 17.3x 17.8x 153% 153% Median 14.0x 14.7x 137% 138% 1stQuartile 12.2x 12.8x 124% 127%

Trading Market Conclusions

- In comparison to the typical publicly traded thrift, UTBI is smaller, more profitable and has a higher level of capital
- The overall market, supported by the Guideline Companies, indicate that small, overcapitalized thrifts trade at below average price to book value ratios
- Based on a review of the trading data for thrifts with similar financial characteristics, Triangle Capital Partners selected the following pricing ratios to apply to UTBI:

		Selected Pricing Ratios			
	UTBI[1]	Low	High	Indicated Price Range	
Price/Book Value	$15.39	120%	140%	$18.47	$21.54
Price/Tangible BV	$14.79	120%	140%	$17.75	$20.71
Price/LTM Earnings	$1.58	13.0 x	15.0 x	$20.54	$23.70
Price/LTM Core Earnings	$1.57	13.0 x	15.0 x	$20.36	$23.49

Range implied by trading market analysis - $17.75 - $23.50

(1) As of or for the year twelve months ended 12/31/2004

19

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Dividend Discount Analysis A range of fair value for a common stock can be determined basedon the present value of the expected future dividends to be received UTBI provided Triangle with financial projections through 12/31/09 To determine the present value of future dividends beyond 12/31/09, assumptions were made regarding an appropriate terminal multiple

Financial Projections

- The management of UTBI provided Triangle Capital Partners with the following financial projections:

Projections for the Year Ending December 31,	2005	2006	2007	2008	2009
Total Assets ($000s)	128,792	135,232	141,993	149,093	156,547
Growth (%)	*5%*	*5%*	*5%*	*5%*	*5%*
Equity ($000s)	19,162	19,568	20,035	20,551	21,126
Net Income ($000s)	1,900	1,600	1,700	1,800	1,900
EPS	$1.59	$1.38	$1.51	$1.65	$1.79
Book value per share	$16.50	$17.37	$18.34	$19.39	$20.55
Dividends per share	$0.40	$0.44	$0.48	$0.52	$0.56
ROA	1.51%	1.21%	1.23%	1.24%	1.24%
ROE	10.1%	8.3%	8.6%	8.9%	9.1%

21

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Dividend Discount Analysis (1) Based on UTBI's projections. Triangle discounted UTBI's projected dividends to present value at discount rates between 11% and 13%. Triangle assumed that an appropriate terminal multiple for UTBI would be between 13x and 15x. Triangle multiplied UTBI's 2009 estimated earnings per share by the selected terminal multiples and discounted this value using the same discount rate selected for dividends. The sum of these values was the implied present value per share. Range implied by dividend discount analysis -$18.25 to $22.00 Implied Value per Share(1)Terminal Multiple13x14x15x11.0%$18.9 1$20.36$21.8111.5%$18.22$20. 18$21.6212.0%$18.57$20.00$21 ..4312.5%$18.40$19.82$21.2413. 0%$18.24$19.65$21.05Discount Rate

Going Private Premium Study Triangle selected 19 going private transactions announced in thelast two years The analysis includes only reverse stock splits and cash-out mergers The analysis includes only bank and thrift transactions The analysis excludes transactions that could be deemed a changeof control Triangle analyzed the range of premiums paid over the trading price

Selected Transactions

Company	Ticker	Announce Date	Transaction Type	Assets ($000's)	Transaction Value	% of Shares	Premium
ASB Financial Corp.	ASBP	3/3/2005	Reverse Stock Split	172,961	$1,985,659	5.0%	11.4%
First Manitowoc Bancorp, Inc.	FWBW	02/25/05	Cash Out Merger	606,753	$1,844,700	1.4%	27.9%
Benchmark Bankshares, Inc.	BMRB	12/23/04	Reverse Stock Split	284,623	$11,796,169	20.9%	11.8%
KS Bancorp, Inc.	KSAV	12/22/04	Reverse Stock Split	223,208	$1,418,040	4.9%	23.1%
Commercial National Financial Corp.	CEFC	11/18/04	Cash Out Merger	243,859	$8,750,000	17.1%	13.6%
Fidelity Federal Bancorp	FFED	11/11/04	Reverse Stock Split	201,842	$2,000,000	10.0%	6.3%
Central Federal Corporation	GCFC	10/22/04	Reverse Stock Split	128,953	$1,940,811	6.1%	14.2%
Blackhawk Bancorp, Inc.	BKHB	10/22/04	Reverse Stock Split	415,911	$995,566	2.6%	27.1%
Sturgis Bancorp, Inc.	STBI	09/29/04	Cash Out Merger	312,431	$588,832	1.3%	18.1%
Southern Michigan Bancorp Inc.	SOMC	09/03/04	Cash Out Merger	310,815	$1,213,215	5.1%	20.3%
First Banking Center, Inc.	FBCI	08/20/04	Reverse Stock Split	565,408	$21,660,000	24.2%	17.6%
Coddle Creek Financial Corp.	CDLC	03/30/04	Reverse Stock Split	137,652	$500,000	2.0%	4.1%
Easton Bancorp Inc.	EASB	01/02/04	Cash Out Merger	101,837	$3,013,650	24.3%	(6.9%)
IBW Financial Corp.	IBWF	12/31/03	Reverse Stock Split	302,720	$470,230	1.9%	65.9%
HFB Financial Corporation	HFBA	10/28/03	Cash Out Merger	256,689	$468,400	1.6%	3.4%
Valley Ridge Financial Corp.	VYRG	09/19/03	Reverse Stock Split	193,008	$1,660,000	4.9%	11.1%
BankPlus, FSB	BPLS	07/15/03	Reverse Stock Split	313,234	$200,000	0.8%	6.7%
Capital Directions, Inc.	CTDN	06/25/03	Cash Out Merger	129,839	$551,450	1.7%	(3.8%)
Chesapeake Financial Shares, Inc.	CPKF	09/03/02	Reverse Stock Split	332,424	$1,979,073	6.5%	18.7%
3rd Quartile	**19**			**312,833**	**$1,992,830**	**8.2%**	**19.5%**
Median	**19**			**256,689**	**$1,660,000**	**4.9%**	**13.6%**
1st Quartile	**19**			**182,985**	**$570,141**	**1.8%**	**6.5%**

Sources: SNL Financial, LC and SEC filings

24

TRIANGLE CAPITAL PARTNERS
Investment Bankers

Premium Analysis

- Based on a review of these 19 transactions, Triangle concluded that a reasonable premium to be paid was between 5% and 20%.

		Premium			
	Price	5.0%	10.0%	15.0%	20.0%
Last trade	$18.65	$19.58	$20.52	$21.45	$22.38
Last 5 trades[(1)]	$19.02	$19.97	$20.92	$21.88	$22.83
Last 10 trades[(1)]	$19.05	$20.01	$20.96	$21.91	$22.86
Last 20 trades[(1)]	$19.31	$20.28	$21.24	$22.21	$23.17
Last year[(1)]	$18.60	$19.53	$20.46	$21.39	$22.32
Average	$18.93	$19.87	$20.82	$21.77	$22.71

- **Range implied by premium analysis - $19.50 to $23.00**

(1) Weighted average

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Reconciliation of Valuation Methodologies Historical trading prices$16.50$20.71Guideline company analysis$17.75$23.50Dividen d discount analysis$18.25$22.00Premiu m to market analysis$19.50$23.00Final range of fair value selected$19.00$23.00Price range indicated byLowHigh

Sensitivity Analysis

Price Per Share	Price/ Book Value	Price/ Tangible Book	Price/ LTM EPS	Price/ Core EPS	Premium/ Market Price(1)
$18.00	117%	122%	11.4x	11.5x	(5.5%)
$18.50	120%	125%	11.7x	11.8x	(2.9%)
$19.00	123%	128%	12.0x	12.1x	(0.3%)
$19.50	127%	132%	12.3x	12.5x	2.3%
$20.00	130%	135%	12.7x	12.8x	5.0%
$20.50	133%	139%	13.0x	13.1x	7.6%
$21.00	136%	142%	13.3x	13.4x	10.2%
$21.50	140%	145%	13.6x	13.7x	12.8%
$22.00	143%	149%	13.9x	14.0x	15.5%
$22.50	146%	152%	14.2x	14.4x	18.1%
$23.00	149%	156%	14.6x	14.7x	20.7%
$23.50	153%	159%	14.9x	15.0x	23.3%
$24.00	156%	162%	15.2x	15.3x	26.0%
$24.50	159%	166%	15.5x	15.6x	28.6%
$25.00	162%	169%	15.8x	16.0x	31.2%
$25.50	166%	172%	16.1x	16.3x	33.8%

(1) Based on weighted average for the last 10 trading days.

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2. Pro Forma Analysis

Registered Shareholder List Analysis (1)Number of shareholders represented by CEDE is estimated from thenumber of brokers on the NOBO List. This analysis is based on the registered shareholder list provided by the Company for the record date 3/31/2005. PercentNumber ofNumber ofOutstandingShareholdersSha reholdersSharesSharesCEDE & Co.(1)37442,35737.3%Newp ort Federal Bank ESOP1116,3809.8%Richard Harwood144,5223.8%Other Shareholders Owning >= 1%9157,96613.3%Owning 10,000 - 11,860 shares998,0008.3%Owning 5,001 - 9,999 shares750,2134.2%Owning 2,500 - 5,000 shares32114,9769.7%Ownin g 2,000 - 2,499 shares1428,5262.4%Owning 1,500 - 1,999 shares1219,1221.6%Owning 1,000 - 1,499 shares4040,8103.4%Owning 500 - 999 shares6234,2182.9%Owning 100 - 499 shares20334,2872.9%Ownin g 0 - 99 shares1204,6220.4%Total54 71,185,999100.0%

Cash-out Merger Analysis

		Cash out merger at:					
		1:1,500		1:2,000		1:2,500	
Registered Shareholders		Shareholders Cashed Out/Remaining					
Cashed Out		425		437		451	
Remaining	547	122		110		96	
Shares Outstanding		Shares Cashed Out					
Registered	743,642	113,937	9.6%	133,059	11.2%	161,585	13.6%
NOBO(1)	377,103	57,586	4.9%	70,934	6.0%	83,641	7.1%
OBO(1)(2)	65,254	9,965	0.8%	12,275	1.0%	14,473	1.2%
Total	1,185,999	181,488	15.3%	216,267	18.2%	259,700	21.9%
Purchase Price/Share		Estimated Cost ($000's)					
$19.00		$3,448		$4,109		$4,934	
$20.00		$3,630		$4,325		$5,194	
$21.00		$3,811		$4,542		$5,454	
$22.00		$3,993		$4,758		$5,713	
$23.00		$4,174		$4,974		$5,973	
$24.00		$4,356		$5,190		$6,233	
$25.00		$4,537		$5,407		$6,492	

(1) Number of NOBO and OBO shares based on the assumption that the shares held by the UTBI ESOP and Directors' Incentive Plan are duplicated on the registered shareholder list and on the NOBO shareholder list.
(2) Assumes OBO shares are cashed out in the same proportion as NOBO shares.

This analysis is based on the registered shareholder list provided by the Company for the record date 3/31/2005, the NOBO shareholder list provided by the Company for the record date 1/12/2005.

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Pro Forma 1:1,500 Cash Out Merger Analysis

	As of 12/31/2004	Pro Forma 1:1,500 Cash-out merger at $19.00	$21.00	$23.00	$25.00
Shares purchased	181,488	181,488	181,488	181,488	181,488
Cost ($000s)[1]		3,548	3,911	4,274	4,637
Shares outstanding	1,196,999	1,015,511	1,015,511	1,015,511	1,015,511
Assets ($000's)	122,659	119,111	118,748	118,385	118,022
Equity ($000's)[1]	18,419	14,871	14,508	14,145	13,782
Tangible equity / assets	14.52%	11.96%	11.69%	11.41%	11.14%
Change in net income[2]		(50)	(62)	(74)	(86)
2005E net income ($000's)[2]	1,900	1,850	1,838	1,826	1,814
2005E EPS[2]	$1.57	$1.79	$1.78	$1.77	$1.76
2005E ROA[2]	1.51%	1.51%	1.51%	1.50%	1.50%
2005E ROE[2]	10.1%	12.1%	12.4%	12.6%	12.8%
Tangible book value per share	$14.79	$13.94	$13.58	$13.23	$12.87

(1) Includes transaction costs of $100,000.
(2) Reflects $100,000 of annual cost savings and an opportunity cost of 5% on the funds used in the purchase of shares.

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Pro Forma 1:2,000 Cash Out Merger Analysis

	As of 12/31/2004	Pro Forma 1:2,000 Cash-out merger at $19.00	$21.00	$23.00	$25.00
Shares purchased	216,267	216,267	216,267	216,267	216,267
Cost ($000s)[1]		4,209	4,642	5,074	5,507
Shares outstanding	1,196,999	980,732	980,732	980,732	980,732
Assets ($000's)	122,659	118,450	118,017	117,585	117,152
Equity ($000's)[1]	18,419	14,210	13,777	13,345	12,912
Tangible equity / assets	14.52%	11.46%	11.14%	10.81%	10.48%
Change in net income[2]		(72)	(86)	(100)	(114)
2005E net income ($000's)[2]	1,900	1,828	1,814	1,800	1,786
2005E EPS[2]	$1.57	$1.83	$1.82	$1.80	$1.79
2005E ROA[2]	1.51%	1.50%	1.50%	1.49%	1.49%
2005E ROE[2]	10.1%	12.5%	12.8%	13.1%	13.4%
Tangible book value per share	$14.79	$13.76	$13.32	$12.88	$12.44

(1) Includes transaction costs of $100,000.
(2) Reflects $100,000 of annual cost savings and an opportunity cost of 5% on the funds used in the purchase of shares.

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Investment Bankers

Pro Forma 1:2,500 Cash Out Merger Analysis

	As of 12/31/2004	Pro Forma 1:2,500 Cash-out merger at $19.00	$21.00	$23.00	$25.00
Shares purchased	259,700	259,700	259,700	259,700	259,700
Cost ($000s)[1]		5,034	5,554	6,073	6,592
Shares outstanding	1,196,999	937,299	937,299	937,299	937,299
Assets ($000's)	122,659	117,625	117,105	116,586	116,067
Equity ($000's)[1]	18,419	13,385	12,865	12,346	11,827
Tangible equity / assets	14.52%	10.84%	10.44%	10.04%	9.63%
Change in net income[2]		(99)	(115)	(132)	(149)
2005E net income ($000's)[2]	1,900	1,801	1,785	1,768	1,751
2005E EPS[2]	$1.57	$1.89	$1.87	$1.85	$1.84
2005E ROA[2]	1.51%	1.49%	1.48%	1.48%	1.47%
2005E ROE[2]	10.11%	13.09%	13.48%	13.90%	14.35%
Tangible book value per share	$14.79	$13.52	$12.97	$12.41	$11.86

(1) Includes transaction costs of $100,000.
(2) Reflects $100,000 of annual cost savings and an opportunity cost of 5% on the funds used in the purchase of shares.

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Impact of Cash-Out Merger on Insider Ownership

Director	Shares Beneficially Owned[1]	Percent of Shares Outstanding			
			After a Cash-Out Merger At		
		At 12/31/04	1:1,500	1:2,000	1:2,500
Richard G. Harwood	117,919	9.85%	11.61%	12.02%	12.58%
William B. Henry	46,291	3.87%	4.56%	4.72%	4.94%
J. William Myers	41,533	3.47%	4.09%	4.23%	4.43%
Robert L. Overholt	24,869	2.08%	2.45%	2.54%	2.65%
Tommy C. Bible	23,000	1.92%	2.26%	2.35%	2.45%
Robert D. Self	18,308	1.53%	1.80%	1.87%	1.95%
Ben W. Hooper, III[2]	1,400	0.12%	0.00%	0.00%	0.00%
Total	273,320	22.83%	26.78%	27.73%	29.01%

(1) Based on UTBI's proxy filed on 5/18/2004 except for Richard Harwood, whose share ownership was provided by the Company

(2) Share ownership is below the threshold amount

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